EXHIBIT 10.3

                              TERMINATION AGREEMENT

                                                  September 28, 1998

Mr. Richard J. Lynch, Jr.

Dear Dick:

         This letter will confirm our understanding concerning the termination of your employment with The Sports Authority, Inc. (the "Company").

         1. Your employment will terminate effective immediately, by mutual consent. In addition, you have indicated that your resignation from the Board of Directors will occur at the same time as the termination of your employment.

         2. The Company will pay to you your base salary for employment through September 30, 1998 (your last pay check being the one dated October 9, 1998). Thereafter, the Company will pay to you twenty-six (26) bi-weekly severance payments (the first of which shall be dated October 23, 1998 and the last of which shall be dated October 8, 1999) equal to the sum of (i) your current bi-weekly base salary, and (ii) 1/26th of the "on plan" bonus amount targeted for you for the Company's 1998 fiscal year. In addition, the Company will pay the cost of benefit continuation under COBRA for you and your family for medical and dental coverage until the date of your last severance payment. All other benefits, except those which by their nature provide benefits after termination of employment, will cease on the date hereof. All payments hereunder shall be subject to applicable withholding and deductions.

         3. The Company agrees that the 30,000 stock options granted to you on March 26, 1996 shall be fully vested and exercisable as of the date hereof, and that all restrictions on restricted shares purchased by you under the Management Stock Purchase Plan in March 1996 shall lapse as of the date hereof. The Company agrees that the 20,000 stock options granted to you on March 11, 1997 and the 20,000 stock options granted to you on January 28, 1998 shall be fully vested and exercisable one year from the date hereof, provided that you shall not have breached any obligation to the Company under this agreement prior to that date. All such options shall be exercisable by you until the third anniversary of the date such options vest. The Company agrees that you will receive the benefit of any actions taken prior to one year from the date hereof for any person who was a "named executive officer" in the Company's 1998 proxy statement or the Chief Executive Officer to reprice, revalue, replace or in any way enhance the value of options issued prior to the date of this agreement, and the Company will promptly notify you of any such action.

         4. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company upon the termination of your employment,


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except for any benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment. You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise. The payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

         5. In consideration of the obligations of the Company hereunder, you agree that you shall not, for a period of one year from the date hereof, (a) directly or indirectly become an employee, director or advisor of, or otherwise affiliated with, any retailer of sporting goods, footwear or apparel with retail outlets in the United States (unless the classes of products sold by such retailer constitute less than 10% of the total sales by the Company and its licensees in the United States during the Company's 1998 fiscal year), (b) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after the date of this agreement (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring), or (c) without the written consent of the Chief Executive Officer of the Company, disclose to any person other than as required by law or court order, any confidential information obtained by you while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of its Board of Directors or any other officer thereof to a third party without restrictions on the disclosure of such information.

         You acknowledge that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You irrevocably and unconditionally (i) agree that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Southern District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Broward County, Florida, (ii) consent to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers.

         6. You irrevocably and unconditionally release the Company, its predecessors, successors, and assigns, as well as past and present officers, directors, and employees, from any

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and all claims, liabilities, or promises outside of this agreement, known or unknown, arising out of or relating to your employment with the Company. You waive these claims on behalf of yourself and on behalf of your heirs, assigns, and anyone making a claim through you. The claims waived and discharged include, but are not limited to: (a) employment discrimination claims (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII of the Civil Rights Act of 1964; (b) age discrimination claims under the Age Discrimination in Employment Act; (c) State of Florida and County of Broward equal employment opportunity act claims; (d) disputed wages, including claims for any back wages; (e) wrongful discharge and/or breach of contract claims; and
(f) tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress. You will not bring any legal action against the Company, its predecessors, successors and assigns, as well as past and present officers, directors, and employees for any claim waived and you represent and warrant that you have not filed any such claim to date.

         7. The Company irrevocably and unconditionally releases you from any and all claims, liabilities, or promises outside of this agreement, known or unknown, arising out of or relating to your employment with the Company. The Company will not bring any legal action against you for any claim waived and the Company represents and warrants that it has not filed any such claim to date.

         8. You represent that you understand completely your right to review all aspects of this agreement with an attorney of your choice, have had the opportunity to consult with an attorney of your choice, have carefully read and fully understand all the provisions of this agreement and that you are freely, knowingly, and voluntarily entering into this agreement and the release contained herein.

         9. You acknowledge that you have been informed of the following rights available to you under Age Discrimination in Employment Act (ADEA):

         (a) You have the right to consult with an attorney before signing this Agreement;

         (b) You do not waive rights or claims under ADEA that might arise after the date this waiver is executed;

         (c) You have twenty-one (21) days from the date you receive this agreement to consider this agreement;

         (d) You have seven days after signing this agreement to revoke it.

         10. In any action or proceeding between you and the Company arising from or relating to the interpretation or enforcement of this agreement, the prevailing party shall be entitled to recover all reasonable costs incurred, including without limitation reasonable attorneys' fees.

         11. This agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to any conflict of laws provisions.

         12. This agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company as to such subject matter. This agreement may not be amended, nor may

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any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

         13. If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

         14. Notices under this agreement shall be in writing and deemed properly given if personally delivered, sent by certified or registered mail (return receipt requested), postage prepaid, or delivered by overnight courier service which delivers only upon the signed receipt of the addressee. Notices shall be given to the Company at 3383 North State Road 7, Ft. Lauderdale, FL 33319, attn: Chief Executive Officer, with a copy to General Counsel, and to you at the address you provide to the Company's General Counsel.

         Please indicate your agreement by signing below and retain one copy for you records.

                                            Sincerely,

                                            THE SPORTS AUTHORITY, INC.

                                            By: /S/ MARTIN E. HANAKA

Witness:                                    Agreed:

/S/ FRANK BUBB                              /S/ RICHARD J. LYNCH, JR.

Date:  September 28, 1998                   Date: September 28, 1998